UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Jacksonville, Florida

On July 7, 2014, Reven Housing Florida, LLC, a Delaware limited liability company and a wholly owned subsidiary of Reven Housing REIT, Inc. (the “Company”), closed on the acquisition of 46 properties located in the Jacksonville, Florida, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated May 5, 2014, as amended on June 25, 2014, and as further amended on July 2, 2014 (collectively, the “Agreement”), with BGF Homes, LLC, a Florida limited liability company, CJJ Development II, LLC, a Florida limited liability company, DCCF Properties, LLC, a Florida limited liability company, NBJW Properties, LLC, a Florida limited liability company, North Jacksonville Rentals, LLC, a Florida limited liability company, Rams Real Estate Holdings, LLC, a Florida limited liability company, and Obadiah G. Dorsey, an individual, (collectively, the “Sellers”). The acquired properties are part of a portfolio of 49 single-family homes subject to the Agreement. The Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the 46 acquired properties was $3,181,613, exclusive of closing costs. The Company funded 100% of the purchase with cash. The 46 acquired properties average 1,322 square feet and are mostly three-bedroom, one and a half bath homes. Of the acquired properties, 37 are currently subject to one-year leases and nine properties are subject to month-to-month leases.

The Company issued a press release regarding the acquisition of the Jacksonville, Florida portfolio on July 8, 2014, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)            Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements of the acquired real property describe in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before September 20, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

(d)	Exhibits.

The following exhibits are filed with this report:

Exhibit 99.1	Press release dated July 8, 2014, announcing the acquisition of the Jacksonville, Florida portfolio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: July 8, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer